Exhibit (d5)

Amended and Restated

Money Manager Agreement

This agreement (the “Agreement”) is between the TIFF Investment Program, Inc. (“TIP”), a Maryland corporation, for its TIFF Multi-Asset Fund (the “Fund”), and Marathon Asset Management LLP, trading as 'Marathon-London' in North America, (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is effective as of October 1, 2013 (the “Effective Date”). This agreement replaces the agreement dated July 1, 2007.

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

The Fund wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1. Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets may be placed in one or more separately managed accounts (each, a “Managed Account”), and each Managed Account may be changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals. All assets placed in such Managed Accounts are referred to in this Agreement collectively as the “Managed Assets.” The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2. Appointment and Powers of Manager; Investment Approach

(a) Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b) Objective. The Manager’s performance objective is to outperform the benchmarks designated in the Investment Guidelines and the relevant Fee Schedule for each Managed Account. This objective is to be treated as a target only and should not be considered as an assurance or guarantee of the performance of the Managed Assets or any part of the Managed Assets.

(c) Powers. Subject to the supervision of the board of directors of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). The Fund grants the Manager authority to:

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, exchange, or otherwise) securities and other investments;

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by Manager of its duties hereunder.

(d) Power of Attorney. To enable the Manager to exercise fully discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(e) Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

(f) Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(g) Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3. Requirements; Duties

(a) Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933 on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”);

2

(iii)	the Manager’s Investment Guidelines, which may be amended in writing from time to time through mutual written agreement by TAS and the Manager;

(iv)	written instructions and directions of the board of directors of TIP; and

(v)	written instructions and directions of TAS.

(b) Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance.

(c) Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4. Recordkeeping and Reporting

(a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund’s request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund’s property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

(b) Reports to Custodian. The Manager shall provide to the Fund’s custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c) Other Reports. The Manager shall render to the board of directors of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

3

5. Purchase and Sale of Securities

(a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its “affiliated persons,” as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

(b) Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6. Management Fees; Expenses

(a) Management Fees. Schedule I-A and Schedule I-B attached hereto set out the fees to be paid by the Fund to the Manager for the respective Managed Accounts each month on or before the last business day of the month that follows the end of each rolling 12-month measurement period described in Schedule I-A and Schedule I-B, respectively. The applicable fee rate will be applied to the average daily net assets (gross of expenses except: custodian transaction charges and such legal costs and expenses paid directly by the Fund or reimbursed to the Manager (pursuant to Section 6(b) hereto as (i) “other costs of securities transactions to which the Fund is a party” and (ii) “non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund”) and incurred in association with the acquisition or disposition of securities for the Managed Assets or the defense of legal rights with respect to securities in the Managed Assets) of the Managed Assets, computed as described in the Fund’s Registration Statement, pursuant to this Agreement.

4

(b) Expenses. The Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Manager shall not have responsibility for calculating the Net Asset Value of the Fund’s portfolio, but must review daily the pricing of the Managed Assets as made available by or on behalf of the Fund. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) interest and taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7. Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager’s other funds, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund and that the Manager may be restricted from trading the securities of issuers about which it is in possession of material nonpublic information.

8. Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

5

9. Representations

(a) The Manager hereby confirms to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b) The Manager represents that it complies in all material respects with all applicable laws, both federal and state.

(c) TIP hereby confirms to the Manager that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d) TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e) TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.

(f) The Manager represents that it shall notify TIP of any additions to or withdrawals from the Manager within a reasonable time after such additions or withdrawals but no less frequently than annually.

10. Term

This Agreement shall continue in effect for a period of one (1) year from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of directors of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) by the Manager, in each case with at least 30 days’ written notice from the terminating party and on the date specified in the notice of termination.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11. Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

12. Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:

6

Fund:	TIFF Investment Program, Inc.
c/o TIFF Advisory Services, Inc.
200 Barr Harbor Drive, Suite 100
West Conshohocken, PA 19428
	Fax:	610-684-8080
	Email:	miops@tiff.org with a copy to rmaestro@tiff.org

Manager:	Marathon Asset Management LLP
Orion House
5 Upper Street Martin’s Lane
London WC2H 9EA
	Fax:	011-44-207-497-2399
	Email:	bhui@marathon.co.uk and wphillips@marathon.co.uk

Each party may change its address by giving notice as herein required.

13. Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15. Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

7

16. Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party to this agreement may trade in any securities issued by another party to this agreement (“Issuer”) while in possession of material non-public information about the Issuer. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held, sold or to be acquired by the Fund.

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

On behalf of Fund by	On behalf of Marathon Asset
TIFF Investment Program, Inc.	Management LLP

/s/ Kelly A. Lundstrom	/s/ William Arah
Signature	Signature

Kelly A. Lundstrom, Vice President	William Arah, Member
Print Name/Title	Print Name/Title

8

Schedule I-A

Dated as of October 1, 2013

to the

Money Manager Agreement (the “Agreement”)

Dated as of October 1, 2013

between

Marathon Asset Management LLP (the “Manager”) and

TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to the Managed Account generally referred to by the parties as the “ACW account.” The Managed Account to which this fee schedule shall apply has a benchmark of MSCI All Country World (ACW) Index.

Note: This new Agreement has been entered into following a mutually agreed termination of the previous agreement between the parties, dated as of July 1, 2007, and shall not be considered an early termination under the provisions of the previous agreement. The compensation and fee schedule that were in effect at the time of the termination of the previous agreement with respect to what was referred to as Sub-Account I Managed Assets and the compensation and fee schedule set forth herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though there was no termination.

Fee Calculation

Compensation

As compensation for the services performed and the facilities and personnel provided by the manager pursuant to this Agreement, the Fund will pay to the Manager a fee applied to the average daily net assets of the Managed Account for which compensation is calculated under this Schedule I-A as provided in section 6(a) of this Agreement according to the following formula:

Fee = 40 basis points + [0.167 x (Excess Return -140 basis points)]

subject to a floor of 15 basis points and a cap of 160 basis points.

Fee Schedule

The Manager will earn a fee equal to 1/12 of the formula set forth in “Compensation” above based on (i) the previous 12 calendar months’ (starting on the first day and ending on the last day in such 12-month period) Excess Return times (ii) the average daily net assets of the Managed Account for the previous 12 months (such average to be calculated in accordance with Section 6(a) of the Agreement with respect to the 12-month period that begins 1 day prior to the first day, and ends 1 day prior to the last day, of the 12-month period described in clause (i)).

9

Certain Defined Terms

“Excess Return” shall mean the amount by which the return of the Managed Account exceeds the return of the benchmark, the MSCI All Country World (ACW) Index.

“Minimum Fee” shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily net assets (calculated in accordance with Section 6(a) of the Agreement) of the Managed Account during the month by 1/12th of the floor rate of 15 basis points.

Capitalized terms used throughout this schedule shall have the meanings given to them in the

Agreement unless otherwise defined herein.

Early Termination

If the Manager ceases to render services hereunder at any time during, and before the end of any month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Fund on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.

10

Schedule I-B

Dated as of October 1, 2013

to the

Money Manager Agreement (the “Agreement”)

Dated as of October 1, 2013

between

Marathon Asset Management LLP (the “Manager”) and

TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to the Managed Account generally referred to by the parties as the “EAFE account.” The Managed Account to which this fee schedule shall apply has a benchmark of MSCI Europe, Australasia, Far East (EAFE) Index.

Note: This new Agreement has been entered into following a mutually agreed termination of the previous agreement between the parties, dated as of July 1, 2007, and shall not be considered an early termination under the provisions of the previous agreement. The compensation and fee schedule that were in effect at the time of the termination of the previous agreement with respect to what was referred to as Sub-Account I Managed Assets and the compensation and fee schedule set forth herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though there was no termination.

Fee Calculation

Compensation

As compensation for the services performed and the facilities and personnel provided by the manager pursuant to this Agreement, the Fund will pay to the Manager a fee applied to the average daily net assets of the Managed Account for which compensation is calculated under this Schedule I-B as provided in section 6(a) of this Agreement according to the following formula:

Fee = 40 basis points + [0.167 x (Excess Return -140 basis points)]

subject to a floor of 15 basis points and a cap of 160 basis points.

Fee Schedule

The Manager will earn a fee equal to 1/12 of the formula set forth in “Compensation” above based on (i) the previous 12 calendar months’ (starting on the first day and ending on the last day in such 12-month period) Excess Return times (ii) the average daily net assets of the Managed Account for the previous 12 months (such average to be calculated in accordance with Section 6(a) of the Agreement with respect to the 12-month period that begins 1 day prior to the first day, and ends 1 day prior to the last day, of the 12-month period described in clause (i)).

11

A transitional period shall commence on the Effective Date and shall end on the last day of the calendar month that is 12 full months after the Effective Date (the “Transitional Period”). During the Transitional Period, the Excess Return shall be calculated by comparing the actual return of the Managed Assets against that of the MSCI Europe, Australasia, Far East (EAFE) Index for each month in the rolling 12-month measurement period beginning on or after the Effective Date and against that of the MSCI All Country World (ACW) Index for each month in the rolling 12-month measurement period prior to the Effective Date. Following the Transitional Period, the MSCI Europe, Australasia, Far East (EAFE) Index shall be the benchmark used for all rolling 12-month measurement periods.

Certain Defined Terms

“Benchmark” shall mean the MSCI Europe, Australasia, Far East (EAFE) Index as of the Effective Date and, for all periods prior to the Effective Date, shall mean the MSCI All Country World (ACW) Index.

“Effective Date” shall mean October 1, 2013.

“Excess Return” shall mean the amount by which the return of the Managed Account exceeds the return of the Benchmark.

“Minimum Fee” shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily net assets (calculated in accordance with Section 6(a) of the Agreement) of the Managed Account during the month by 1/12th of the floor rate of 15 basis points.

Early Termination

If the Manager ceases to render services hereunder at any time during, and before the end of any month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Fund on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.

12